Exhibit 99
Southwest Bancorp, Inc.
Communications Provided to Shareholders
In Connection with Distribution of Proxy Materials and Annual Report on Form 10-K

Forward-Looking Statements Southwest Bancorp makes forward-looking statements in the following “Textual Material Provided to Shareholders” that are subject to risks and uncertainties. These forward-looking statements include: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; liquidity, contractual obligations, off-balance sheet risk, and market, or interest rate risk; and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate its future results.

Textual Material Provided to Shareholders

Letter to Shareholders from the CEO.
Southwest Bancorp, Inc.

February 28, 2008

Dear Shareholders,

The year 2007 was marked by important strategic achievements for Southwest, but disappointing annual results.

Strategic Vision

Our strategic vision includes growth from existing and additional offices in Oklahoma and in carefully selected markets in Texas and other states with concentrations of healthcare and health professionals, businesses and their managers and owners, commercial and commercial real estate borrowers, careful expansion of our community banking operations, and increases in stable funding sources at reasonable cost.

In 2007 we achieved portfolio loan growth of $542.8 million, up 34%, and total loan growth of $420.6 million, up 23%. In doing so, we achieved our goal of more than replacing the anticipated drop in loans held for sale, mainly student loans.

Strategically important Texas markets accounted for most of our portfolio loan growth. At year-end, Texas portfolio loans totaled $800.0 million, or 37% of the total. Our total Texas and Kansas operations account for over 50% our portfolio loans.

Southwest now serves practicing physicians and dentists in 31 states, with concentrations in the Southwest and Midwest.

We expect continued loan growth in 2008, but at a slower annual pace.

Annual Results

Our 2007 earnings were positively affected by our substantial portfolio loan growth, as well as a $3.0 million decrease in the required provision for loan losses and a $1.9 million gain on the sale of shares received in a debt restructuring. But other factors led to an overall $4.6 million, or 18%, drop in annual net income.

Governmental actions to lower market interest rates in the wake of the sub-prime crisis resulted in a significant decrease in our yields on earning assets, but high demand for deposits limited the reduction in our borrowing costs. The resulting margin squeeze produced a slight drop in net interest income in spite of our significant increase in loans.

We also had several unexpected costs during the year: the one-time write off of the ATM cash shortage and related legal expenses totaling $3.3 million, as previously reported, and Stillwater National’s estimated share, as a VISA issuing bank, of VISA USA litigation and settlement costs of $713,000. Our operating expenses, particularly personnel cost which grew 14%, increased in support of our Texas and Kansas expansion and normal operations

No Subprime Related Charges

Our past strategic decisions not to rely on any significant amount of residential mortgages and not to make subprime loans were reinforced by market events. Only 5% of our total loans are one to four family residential mortgages and subprime lending has never been a part of our business strategy.

Funding Growth

We increased non-interest bearing funds through growth in stockholders equity and non-interest bearing deposits. Stockholders equity at year-end was $217.6 million, up 10%. Our core deposits (total deposits excluding CDs of $100,000 or more) at year-end were $1.4 billion, up 22%.

Services that “make our customers money.”

Our services include SNB Digital Lockbox, Document Imaging, and Cash Management/Treasury Services. All these services are designed for the healthcare industry and other document-intensive businesses for use in providing measurable office management and cash management benefits, while allowing our customers to improve the quality of service to their patients, clients, and customers. They contribute to Southwest’s ability to gain new noninterest-bearing deposits and to differentiate Southwest from its competitors.

We believe in our communities.

We also remain committed to the communities we serve. Southwest supports local, state, and national service organizations and the arts financially, by donating many hours of voluntary assistance, and by providing leadership in each of our geographic markets.

The Board of Directors joins me in thanking you for your investment and support. We look forward to the future with high energy, a vision for success, and dedication to achieve consistent performance and growth to increase the value of your investment in Southwest.

Sincerely,

/s/ Rick Green